Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Media: Marie Remboulis – 248/354-9809 Investors: Janet Halpin – 248/354-8847

Federal-Mogul Reports First Quarter 2005 Results

Southfield, Michigan, April 20, 2005…Federal-Mogul Corporation (OTC Bulletin Board: FDMLQ) today reported its financial results for the three-month period ended March 31, 2005. During the first quarter of 2005 Federal-Mogul recognized a net loss of $48 million on sales of $1,633 million.

Financial Summary (in millions)

	Three Months Ended March 31
	2005	2004
Net sales	$1,633	$1,547
Gross margin	275	297
Earnings (loss) from continuing operations before income taxes	(22)	1
Net loss	(48)	(20)

First quarter 2005 net sales of $1,633 million represents an increase of $86 million or 6% when compared to net sales of $1,547 million for the same period in 2004. New business in the OE and Aftermarket sectors accounted for $37 million of this increase, while foreign currency contributed $39 million and increased volumes, primarily from the North American Aftermarket, contributed $10 million.

Gross margin decreased $22 million or 2% as a percentage of sales during the three- month period ended March 31, 2005, as compared with the same period of 2004. Raw material cost inflation, primarily related to ferrous metals and hydrocarbon-based materials continued to adversely impact the Company’s gross margin during the first quarter of 2005, resulting in a $21 million decrease as compared to the same period of 2004. Increased employee costs associated with the Company’s United Kingdom pension plan of $13 million also contributed to the decrease. Increased volumes and favorable foreign currency of $8 million and $4 million, respectively, partially offset the adverse gross margin factors.

The Company reported a loss from continuing operations before income taxes of $22 million during the first quarter of 2005, compared with earnings from continuing operations before income taxes of $1 million for the same period in 2004. Including discontinued operations and excluding impairment charges, Chapter 11 and Administration expenses, restructuring costs, income tax expense, interest expense, depreciation and amortization, the Company recognized Operational EBITDA of $127 million for the three month period ended March 31, 2005, representing a decrease of $11 million as compared to Operational EBITDA for the same period of 2004. The decrease in Operational EBITDA is attributable to the $22 million decrease in gross margin and an $8 million increase in selling, general and administrative expenses resulting from increased pension costs. These factors were partially offset by the favorable Operational EBITDA impact of productivity and foreign exchange. Management believes that Operational EBITDA provides useful information as it most closely approximates the cash flow associated with the operational earnings of the Company. Additionally, management uses Operational EBITDA to measure the profitability performance of its operations. A reconciliation of Operational EBITDA to the Company’s loss from continuing operations before income taxes for the three-months ended March 31, 2005 has been provided.

The Company recorded income tax expense of $27 million on a loss from continuing operations before income taxes of $22 million. Income tax expense resulted primarily from taxable income generated by certain international subsidiaries, non-recognition of income tax benefits on United Kingdom operating losses and certain non-deductible items in various jurisdictions.

On February 2, 2005 the Company announced the appointment of José Maria Alapont to the position of President and Chief Executive Officer which became effective on March 28, 2005. Mr. Alapont brings to Federal-Mogul more than 30 years of strong leadership experience in both the automotive manufacturer and supplier industries. Since joining the Company, Mr. Alapont has been actively engaged in assessing the challenges facing the Company on business strategy, technological innovation, customer satisfaction and global profitable growth.

About Federal-Mogul

Federal-Mogul is a global supplier of automotive components, sub-systems, modules and systems serving the world’s original equipment manufacturers and the aftermarket. The company utilizes its engineering and materials expertise, proprietary technology, manufacturing skill, distribution flexibility and marketing power to deliver products, brands and services of value to its customers. Federal-Mogul is focused on the globalization of its teams, products and processes to bring greater opportunities for its customers and employees, and value to its constituents.

Headquartered in Southfield, Michigan, Federal-Mogul was founded in Detroit in 1899 and today employs approximately 45,000 people and conducts operations in 31 countries. On October 1, 2001, Federal-Mogul decided to separate its asbestos liabilities from its true operating potential by voluntarily filing for financial restructuring under Chapter 11 of the Bankruptcy Code in the United States and Administration in the United Kingdom. For more information on Federal-Mogul, visit the company’s Web site at http://www.federal-mogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the results of the Chapter 11 and Administration proceedings, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

FEDERAL - MOGUL CORPORATION

STATEMENTS OF OPERATIONS

(Millions of Dollars, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended March 31
	2005	2004
Net sales	$1,633.2	$1,546.5
Cost of products sold	1,358.3	1,250.0

Gross margin	274.9	296.5

Selling, general and administrative expenses	249.7	241.8

Interest expense, net	28.8	25.6
Chapter 11 and Administration related reorganization expenses	30.0	26.0
Equity earnings of unconsolidated affiliates	(9.3)	(9.5)
Other (income) expense, net	(2.6)	11.8

Earnings (loss) from continuing operations before income taxes	(21.7)	0.8

Income tax expense	26.6	20.0

Loss from continuing operations	(48.3)	(19.2)

Loss from discontinued operations, net of income tax benefit	—	(1.2)

Net Loss	$(48.3)	$(20.4)

Basic and diluted loss per common share:

Loss from continuing operations	$(0.54)	$(0.22)
Loss from discontinued operations, net of income tax benefit	—	(0.01)

Net loss per common share	$(0.54)	$(0.23)

Weighted average shares outstanding (in millions)	89.1	87.1

FEDERAL - MOGUL CORPORATION

BALANCE SHEETS

(Millions of Dollars)

	(Unaudited) March 31 2005	December 31 2004
Current assets:
Cash and equivalents	$720.4	$700.6
Accounts receivable, net	1,118.4	1,049.5
Inventories, net	950.6	952.9
Prepaid expenses and other current assets	227.6	230.9

Total current assets	3,017.0	2,933.9

Property, plant and equipment, net	2,252.0	2,363.9
Goodwill and indefinite-lived intangible assets	1,280.3	1,283.7
Definite-lived intangible assets, net	325.0	335.3
Asbestos-related insurance recoverable	837.7	853.8
Prepaid pension costs	221.5	257.4
Other noncurrent assets	212.9	237.2

	$8,146.4	$8,265.2

Current liabilities:
Short-term debt, including current portion of long-term debt	$387.8	$309.6
Accounts payable	441.3	435.9
Accrued liabilities	538.7	559.7
Other current liabilities	139.7	145.6

Total current liabilities	1,507.5	1,450.8

Liabilities subject to compromise	6,012.0	6,018.5

Long-term debt	8.8	10.1
Postemployment benefits	2,307.9	2,355.9
Deferred income taxes	108.7	102.0
Other accrued liabilities	218.0	221.2
Minority interest in consolidated affiliates	31.4	32.4

Shareholders’ deficit:
Series C ESOP preferred stock	28.0	28.0
Common stock	445.3	445.3
Additional paid-in capital	2,148.0	2,148.0
Accumulated deficit	(3,316.2)	(3,267.9)
Accumulated other comprehensive loss	(1,353.0)	(1,279.1)

Total shareholders’ deficit	(2,047.9)	(1,925.7)

	$8,146.4	$8,265.2

FEDERAL - MOGUL CORPORATION

STATEMENTS OF CASH FLOWS

(Millions of Dollars)

(Unaudited)

	Three Months Ended March 31
	2005	2004
Cash provided from (used by) operating activities
Net loss	$(48.3)	$(20.4)
Adjustments to reconcile net loss to net cash (used by) provided from operating activities:
Depreciation and amortization	93.0	84.7
Change in postemployment benefits, including pensions	30.3	30.8
Deferred taxes	8.9	0.1
Changes in operating assets and liabilities:
Increase in accounts receivable	(91.1)	(80.4)
Increase in inventories, net of involuntary conversion in 2004	(19.9)	(38.2)
Increase in accounts payable	17.6	58.7
Changes in other assets and liabilities	(1.5)	49.0
Insurance proceeds on involuntary conversion	—	35.0

Net cash (used by) provided from operating activities	(11.0)	119.3

Cash provided from (used by) investing activities
Expenditures for property, plant and equipment	(39.6)	(73.4)
Proceeds from the sale of property, plant and equipment	5.3	11.0

Net cash used by investing activities	(34.3)	(62.4)

Cash provided from (used by) financing activities
Proceeds from borrowings on DIP credit facility	75.8	—
Principal payments on DIP credit facility	—	(10.0)
Increase (decrease) in short-term debt	3.9	(4.4)
Increase (decrease) in other long-term debt	(0.9)	0.2

Net cash provided from (used by) financing activities	78.8	(14.2)
Effect of foreign currency exchange rate fluctuations on cash	(13.7)	6.8

Increase in cash and equivalents	19.8	49.5

Cash and equivalents at beginning of period	700.6	472.4

Cash and equivalents at end of period	$720.4	$521.9

FEDERAL - MOGUL CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(Millions of Dollars)

(Unaudited)

	Three Months Ended March 31
	2005	2004
Earnings (loss) from continuing operations before income taxes	$(21.7)	$0.8
Depreciation and amortization	93.0	84.7
Chapter 11 and Administration related reorganization expenses	30.0	26.0
Interest expense, net	28.8	25.6
Adjustment of assets to fair value	3.0	3.1
Restructuring expense	2.8	—
Finalization of 2004 Goodwill Impairment Charge	(7.7)	—
Discontinued operations and other	(0.9)	(1.8)

Operational EBITDA	$127.3	$138.4